[GRAPHIC OMITTED] NVB
                              North Valley Bancorp

North Valley Bank Announces $1.5 million investment in Senior Housing Crime Prevention Foundation

April 27, 2005 - REDDING, CA.--(MARKETWIRE) - North Valley Bank, a subsidiary of North Valley Bancorp, (Nasdaq:NOVB), today announced that North Valley Bank ("NVB") has made a $1.5 million investment in the Senior Housing Crime Prevention Foundation ("SHCPF"). NVB is one of the first Banks in California to sponsor the SHCPF.

         The SHCPF was established to insure the safety, security and protection of nursing home and HUD senior housing residents against all aspects of crime, and to provide an avenue for the banking community to receive qualified Community Reinvestment Act ("CRA") credit through participation. The primary objective of the SHCPF is to reduce all aspects of crime in the nation's senior housing facilities and to provide ongoing, effective crime prevention programs that ensure safe, secure and high quality of life environments for senior housing residents. In part, the accomplishment of this objective involves installing the highly successful Senior Crimestoppers Program in facilities who are sponsored through CRA investments to the SHCPF. Nationally, the Senior Crimestoppers Program has reduced all incidents of crime in participating housing facilities by 90.3%.

         NVB made this $1.5 million investment for a five-year period, which will provide the Senior Crimestoppers Program for residents in Shasta County and Humboldt County. The specific nursing homes are in the process of being selected for this beneficial program. Residents will receive access to the Senior Crimestoppers Program, which includes personal lock boxes, workers compensation fraud rewards, 24/7/365 tipline, educational materials, and cash rewards.

         North Valley Bancorp is a multi-bank holding company headquartered in Redding, California. North Valley Bank ("NVB") operates twenty commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino and Trinity Counties in Northern California including two in-store supermarket branches and two Business Banking Centers. NVB Business Bank operates five commercial banking offices in Yolo, Solano, Sonoma, Placer and Mendocino Counties in Northern California. North Valley Bancorp, through its subsidiary banks, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, North Valley Bank engages in a full complement of lending activities including consumer, commercial and real estate loans, with particular emphasis on short and medium term loans and installment loans through the Dealer Finance Division. NVB has SBA Preferred Lender status and provides investment services to its customers through an affiliated relationship. Visit the Company's website address at www.novb.com.

For further information contact:
Michael J. Cushman                           Edward J. Czajka
President & Chief Executive Officer          Executive Vice President &
(530) 226-2900  Fax: (530) 221-4877           Chief Financial Officer